Exhibit 10.1

Pacific Ethanol, Inc. 2014 Short-Term Incentive Plan (“Plan”) Description

•	Effective Date: The Plan was adopted by the compensation committee (the “Compensation Committee”) of the board of directors of Pacific Ethanol, Inc. (the “Company”) on June 13, 2014.
•	Participants: The Company’s Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, General Counsel and Vice President of Corporate Development (“Executive Officers”), and other officer, director and manager-level personnel will be eligible to participate in the Plan.
•	Aggregate Plan Pool: The dollar amount of the aggregate Plan pool will be established by the Compensation Committee.
•	Awards: Awards under the Plan for Executive Officers will be determined by the Compensation Committee. Awards under the Plan for other officer, director and manager-level personnel will be determined by the Company’s executive committee, within the limits of the Plan pool approved by the Compensation Committee.
•	Individual Targets: The Plan payout targets for Executive Officers will be determined by the Compensation Committee. The Plan payout targets for other officer, director and manager-level personnel will be set as a percentage of a participant’s base salary in accordance with compensation policies established by the Company’s executive committee or a participant’s employment agreement with the Company.
•	Award Components: Awards under the Plan will be based on three elements: financial performance, departmental performance and individual performance. Company financial performance will be an element in all participants’ awards. One or both of the departmental performance and individual performance elements will also apply. Each element will be assigned a weighting based upon a participant’s role in the Company.

o	The financial performance element will be based on an earnings before interest, taxes, debt extinguishments, fair value adjustments, warrant inducements and depreciation and amortization (“Adjusted EBITDA”) goal established by the Compensation Committee. The financial performance element is non-discretionary and will be funded at a rate of 0% to 175% of the participant’s targeted payout amount for the element based on the level of actual Adjusted EBITDA compared to the Adjusted EBITDA goal.

o	The departmental performance element will be based on quantitative criteria and subjective elements established by the Company’s executive committee. The extent to which a department will be deemed to have achieved its performance goals will be determined by the Company’s executive committee in consultation with the Compensation Committee. The departmental element is discretionary and will be funded at a rate of 0% to 100% of the participant’s targeted payout amount for the element.

o

The individual performance element will be based on individual participant goals based on quantitative criteria and subjective elements established by each participant’s supervisor, in consultation with the Company’s executive committee. The extent to which a participant will be deemed to have achieved his or her individual performance goals will be determined by the Company’s executive committee in consultation with the participant’s supervisor; provided, however, that the extent to which a participant who is an Executive Officer will be deemed to have achieved his or her individual performance goals will be recommended by the Company’s Chief Executive Officer but ultimately determined by the Compensation Committee. The individual performance element is discretionary and will be funded at a rate of 0% to 100% of the participant’s targeted payout amount for the element.